EXHIBIT 10.44

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED
WITH THE COMMISSION.

AMENDED AND RESTATED SALES REPRESENTATIVE AGREEMENT

          THIS AMENDED AND RESTATED SALES REPRESENTATIVE AGREEMENT is made as of August 4, 2003 (“Effective Date”), by and between Micro Therapeutics, Incorporated, a Delaware corporation with its principal place of business at 2 Goodyear, Irvine California (“MTI”) and ev3 International, Inc., a Delaware corporation (formerly known as Vertomed International, Inc.) with its principal place of business at 1861 Buerkle Road, White Bear Lake, Minnesota (“ev3”).

          This Agreement amends and restates in its entirety that certain Sales Representative Agreement, dated as of November 16, 2001, as amended on April 18, 2002 and May 20, 2002 (the “Original Agreement”).

          WHEREAS, MTI develops, manufactures and markets minimally invasive devices for the treatment of neuro and peripheral vascular diseases;

          WHEREAS, ev3 provides international sales, marketing and distribution services to third parties;

          WHEREAS, MTI wishes to appoint ev3 as its exclusive sales representative for the marketing and promotion of the Products in the Direct Territory and to provide certain services on MTI’s behalf on the terms set out in this agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

1.          Definitions.

             a.          “Marketing Plan” shall refer to each marketing plan for the Product developed pursuant to Section 2(b) hereof.

             b.          “Products” shall mean all of MTI’s current and future products, including all the neuro and peripheral vascular devices; the current products are listed on Exhibit A as amended from time to time by the parties.

             c.          “Promotional Materials” shall have the meaning set forth in Section 3(e).

             d.          “Services” shall mean the inventory management, accounting, invoicing, collection and administrative services that ev3 shall provide for MTI under this Agreement.

             e.          “Direct Territory” shall mean the countries set forth in Exhibit B as may be amended from time to time by mutual agreement of the parties.

             f.          “Distributor Territory” shall mean the countries set forth in Exhibit B as may be amended from time to time by mutual agreement of the parties.

1A.    Original Agreement.

          This Agreement amends and restates in its entirety the Original Agreement.  It supersedes any prior agreement or understanding, and shall be effective for all Products sold on or after the date hereof, and the Original Agreement shall be effective for all Products sold prior to such date.

2.          Appointment.

             a.          General.  Subject to this Agreement, MTI hereby appoints ev3, and ev3 hereby accepts its appointment as MTI’s exclusive sales representative to promote, market and solicit orders for the Products in the Direct Territory.  ev3 will establish distributors to promote, market and solicit orders for the Products in the Distributor Territory in accordance with the terms and conditions of this Agreement.

             b.          Review Committee.  MTI and ev3 will form a Review Committee composed of representatives of each party, including, the President of ev3 International, the President of MTI and high-level marketing executives of each party.  The Review Committee will meet from time to time as determined by the participants, but no less then two times during each year during the term of this Agreement to resolve in good faith outstanding strategy and tactical issues that arise during the Term, and to review all aspects of marketing the Products.  Prior to the commencement of each year, the Review Committee will prepare and agree upon a marketing plan for such year (the “Marketing Plan”).  A representative of MTI will serve as Chairperson of the Review Committee.

3.          ev3’s Obligations.

             a.          General.  ev3 will use commercially reasonable efforts to (i) promote, market and obtain orders for the Products within the Direct Territory; (ii) manage distribution of the Products within the Distributor Territory and (iii) perform the Services in a good and workmanlike manner.  ev3 may subcontract the performance of any of its obligations under this Agreement to any of its wholly owned subsidiaries.  ev3 may place consignment inventory in such commercially reasonable locations within the Direct Territory, pursuant to guidelines established by the Review Committee.

             b.          Minimum Sales Requirements.  The Review Committee will establish minimum sales requirements for ev3 on an aggregate basis for the entire Direct Territory and Distributor Territory, on a two-year rolling basis (“Minimum Sales”).  The Minimum Sales will be 70% of the agreed upon sales forecast approved by the Review Committee for the applicable calendar year.

             c.          Direct Sales.

          (i)          Facilities and Staff.  ev3 will acquire and maintain the facilities and staff that the parties deem appropriate to effectively market the Products throughout the Direct Territory. ev3 will provide six months’ notice to MTI of its intent to conduct direct selling activities within any country located in the Distributor Territory.  ev3 may, in its sole discretion, terminate any distributor in such country, provided that such termination will not cause MTI to have any  termination liability.  In the event ev3 is unable to terminate such distributor without causing termination liability to MTI, MTI may either (i) terminate its distributor in such country and add such country to the Direct Territory or (ii) maintain its distributor in such country.  In the event MTI determines to maintain a distributor in such country, ev3 will continue to manage such distributor in accordance with this Agreement.

           (ii)          Marketing and Promotional Activities.  ev3 will market the Products within the Direct Territory according to the then current Marketing Plan.  ev3 will keep MTI informed about upcoming trade shows and similar events within the Direct Territory and will participate in such events at MTI’s request.

           (iii)          Promotional Materials.  ev3 will use the brochures and other sales and promotional literature describing the Products that MTI periodically approves or provides to ev3 (the “Promotional Materials”).  With MTI’s approval, ev3 may translate or adapt the Promotional Materials for use within the Direct Territory.  ev3 hereby assigns to MTI the copyrights that ev3 may acquire or possess in translations and adaptations of the Promotional Materials.

(iv) Market-Based Performance Standards. ev3 agrees to meet the performance standards established by the Review Committee for each market within the Direct Territory.

           (v)          Forecasts.  ev3 will provide monthly production forecasts of sales for the Direct Territory to MTI for demand planning, on a rolling twelve-month basis.  ev3 also will provide monthly to MTI a twelve-month rolling financial forecast for the Direct Territory.  These forecasts do not alter the agreed upon minimum sales requirements.

           (vi)          Prices.  ev3 will quote to customers the prices and terms for the Products, in the appropriate local currency, based upon the pricing levels and discount levels mutually agreed upon by the parties to this Agreement on a country-by-country basis.  ev3 will not quote prices below these pricing levels without prior written approval from MTI.

           (vii)          Receivables.  ev3 will use commercially reasonable efforts to collect the amounts that customers owe to MTI (the “Receivables”) based upon accounts receivable and collection goals mutually agreed upon by the parties on a country-by-country basis.  ev3 will have no right in the Receivables except as contemplated in Section 6 below.  ev3 will inform MTI of any Receivables that remain uncollected and become past due and use commercially reasonable efforts to pursue the collection of such past due Receivables in accordance with MTI’s instructions.  Any costs incurred by ev3 for such collections shall be an ev3 expense.

           (viii)          Remittances.  ev3 will remit the Receivables collected through the 13th of each month to MTI on the 15th day of such month, less any applicable VAT or other such charges that ev3 may pay or be required to pay on MTI’s behalf.  ev3 will make all such remittances by wire transfer to the bank account that MTI may periodically designate.  MTI will bear all bank transfer charges.  If ev3 collects any Receivable for which taxes have been withheld by a customer, ev3 will use its commercially reasonable efforts to cause such customer to furnish to MTI the documents evidencing the payment of such taxes that are acceptable to the local taxing authority.

           (ix)          Records and Reports. Records and Reports.  ev3 will keep accurate records of its activities under this Agreement, at the time each operation is carried out, and in such a way that all significant activities or events are traceable, including a record of (i) each order received and accepted; (ii) each invoice issued to and payment received from a customer; (iii) a current account of all Receivables due and outstanding; (iv) each payment made to MTI, and (v) records of each receipt and delivery (including loan and consignment devices), showing the date of receipt or delivery, name of the Product, quantity received or delivered.  Within 15 days of the end of each one-month period of this Agreement, ev3 will provide MTI with a report showing the orders obtained for the Products, invoices issued to and payments received from customers, and payments remitted to MTI.  Such records will be clear and readily available, and shall be retained for a period of 10 years or expected lifetime of the Product unless indicated otherwise by MTI.

           (x)          Regulatory Oversight; Compliance with Laws. ev3 will apply for and obtain, on behalf of MTI, all registrations, approvals and licenses that may be required to sell the Products in the Direct Territory.  ev3 will comply with all applicable local laws and regulations, including the United States FCPA and any applicable employment laws.

           (xi)          Product Recalls (Direct Territory).  In the event of a recall ordered or requested by any government agency, a court or by either party of any Product within the Direct Territory, ev3 and MTI will discuss actions that will be taken with respect to customers and government authorities in implementing such recall, including in locating and retrieving recalled Products from customers.  The parties will agree on such actions prior to implementation of any Product recall.  In the event the parties cannot agree on such actions, MTI will be solely responsible for the implementation of such Product recall.  Any such recall of Products within the Direct Territory, whether required or voluntary, will be at MTI’s cost and expense.  MTI will defend and indemnify ev3 against any loss, damage, liability or expense (including attorneys’ fees), other than loss of income from recalled Products, that ev3 may suffer or incur as a result of or relating to any recall of the Products or any events leading to the recall of the Products.  In the event of a Product Recall, the parties to this Agreement agree to a proportionate reduction in the Minimum Sales Requirement for the applicable period.

           (xii)          Product Complaints.  ev3 will promptly provide notice to MTI of the occurrence of any of the following within the Direct Territory: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

             d.          Applicable Law and Good Distribution Practices.  ev3 will, at all times, have all necessary legal permits and licenses required by any governmental unit or agency and will comply with all applicable international, national, state, regional and local laws and regulations, in performing its duties hereunder and in any of its dealings with respect to the Products as a distributor.  ev3 will maintain a system of Good Distribution Practices (“GDP”) which conforms to standards for handling and storage of the Product normally required for certification under EN ISO 9001, 9002 and EN 46001. Without limiting the generality of the foregoing, at a minimum, GDP will provide for the following:

          (i)          Management.  ev3 will appoint an employee in each country in the Direct Territory in which Product is stored who will have the authority and responsibility for implementation and maintenance of GDP. Such individual will have personal involvement in the operation of GDP, and be appropriately trained and experienced, which includes retraining at appropriate intervals. Records of training will be maintained for ten years.

(ii) Personnel. ev3 employees involved in handling and storage and of the Products and related records will have the ability and experience commensurate with such functions as required by GDP.

           (iii)          Deliveries to Customers.  ev3 shall enclose a document with all deliveries, which makes it possible to ascertain the date, Product identification, quantity supplied, lot number, and the name and address of the supplier and addressee. Proof of delivery transactions will be used by ev3.

(iv) Transportation. ev3 will transport the Products in such a way that:

•	their identification is not lost;
•	adequate precautions are taken against spillage, contamination or theft;
•	they are secure and not subject to unacceptable degrees of heat cold, light, moisture or other adverse influence, nor to attack by micro-organisms or pests;
•	Products requiring controlled temperatures and storage should also be transported by appropriate means.

          (v)          Returns of Non-defective Products.  Non-defective Products that have been returned to ev3 by customers should be kept apart from saleable stock to prevent from further distribution until a decision has been reached regarding their disposal. Products that have previously left the care of ev3 should only be returned to stock if:

•	the goods are in their original and sealed containers and in good condition;
•	it is known that the goods have been stored and handled under proper conditions;
•	the remaining shelf life period is acceptable;

•

they have been examined and assessed by a person authorized to do so. This assessment should take into account the nature of the Product, any special storage conditions it requires and the time elapsed since it was issued. Special attention should be given to Products requiring special storage conditions. As necessary, advice should be sought from MTI.

•

records of returns should be kept. ev3 employees with requisite authority will formally release goods to be returned to stock. Products returned to saleable stock should be placed so that the first in, first out, first expiry system operates effectively.

          (vi)          Procedures.  ev3 will maintain written procedures appropriate to the different operations carried out by ev3 including vigilance, receipt and checking of deliveries, storage, cleaning and maintenance of the premises. This includes recording of the storage conditions, security of stocks on site and of consignments in transit, withdrawals from saleable stocks, records, including records of clients’ orders, returned products, recall trends, pest control, etc.  These procedures should be approved, signed and dated by the responsible ev3 designee.

(vii) Storage.

•	ev3 shall store Products apart from other goods and under the conditions specified by MTI, in order to avoid any deterioration by light, moisture or temperature.
•	ev3 storage areas will be sufficiently large and should have physically separated zones so that orderly, segregated storage is possible.
•	where appropriate, ev3 shall monitor and periodically record temperatures in the applicable storage facilities.
•	ev3 shall clean and remove accumulated waste from storage areas at regular intervals, and record the frequency and methods of cleaning such premises and areas.
•	Smoking, eating and drinking shall be permitted only in segregated areas, and not in those areas used for storage and handling of the Product.
•	ev3 shall take adequate precautions against spillage or breakage and contamination.
•

ev3 shall implement and utilize a system to ensure stock rotation (first in, first out or first expiration date), with regular checks that the system is operating correctly. Products beyond their expiry date or shelf life shall be separated from usable stock and neither sold nor supplied.

•

Products with broken seals, damaged packaging, or suspected of possible contamination shall be withdrawn from saleable stock by ev3, and if not immediately destroyed, they shall be kept in clearly separated areas, so that they cannot be sold in error or contaminate other goods.

(viii) Internal Audits. ev3 shall conduct and record internal audits in order to monitor the implementation of and compliance with GDP.”

             e.          Distributor Management.

           (i)          Appointment of Distributors.  Subject to MTI’s fulfillment of its obligations under Section 4(a) of this Agreement, ev3 will (a) assume management of those existing distributors of MTI which the Review Committee has determined will not be immediately terminated and (b) appoint local distributors to market and promote the Products in the countries within the Distributor Territory not served by an existing distributor of MTI determined by the Review Committee.  MTI will participate in and have veto power with respect to the selection of such distributors.

           (ii)          Marketing and Promotional Activities.  ev3 will require its distributors to market the Products within the Distributor Territory according to the then current Marketing Plan.  ev3 will keep MTI informed about upcoming trade shows and similar events within the Distributor Territory and will cause its distributors to participate in such events at MTI’s request.

           (iii)          Promotional Materials.  ev3 will provide to distributors the brochures and other sales and promotional literature describing the Products that MTI periodically approves or provides to ev3 (the “Promotional Materials”).  With MTI’s approval, ev3 or its distributor may translate or adapt the Promotional Materials for use within the Distributor Territory.  ev3 will attach the copyright and other proprietary notices to such translations and adaptations that MTI reasonably requests.  ev3 hereby assigns, and shall cause the distributors it manages to assign,  to MTI the copyrights that ev3 may acquire or possess in translations and adaptations of the Promotional Materials.

(iv) Market-Based Performance Standards. ev3 agrees to require its distributors to meet the performance standards established by the Review Committee for each market within the Distributor Territory.

           (v)          Forecasts.  ev3 will obtain from its distributors monthly forecasts for demand planning, and will provide such forecasts to MTI, on a rolling twelve-month basis.  ev3 also will provide to MTI monthly a twelve-month rolling financial forecast for the Distributor Territory.  These forecasts do not alter the agreed upon minimum sales requirements.

           (vi)          Prices.  ev3 will quote to distributors the prices and terms for the Products, in the appropriate local currency, based upon the pricing levels and discount levels mutually agreed upon by the parties to this Agreement on a country-by-country basis.  ev3 will not quote prices below these pricing levels without prior written approval from MTI.

           (vii)          Receivables.  ev3 will use commercially reasonable efforts to collect the amounts that distributors owe to MTI (the “Distributor Receivables”) based upon accounts receivable and collection goals mutually agreed upon by the parties on a country-by-country basis.  ev3 will have no right in the Distributor Receivables except as contemplated in Section 6 below.  ev3 will inform MTI of any Distributor Receivables that remain uncollected and become past due and use commercially reasonable efforts to pursue the collection of such past due Distributor Receivables in accordance with MTI’s instructions.  Any costs incurred by ev3 for such collections shall be an ev3 expense.

           (viii)          Remittances.  ev3 will remit the Distributor Receivables collected through the 13th of each month to MTI on the 15th day of such month, less any applicable VAT or other such charges that ev3 may pay or be required to pay on MTI’s behalf.  ev3 will make all such remittances by wire transfer to the bank account that MTI may periodically designate.  MTI will bear all bank transfer charges.  If ev3 collects any Distributor Receivable for which taxes have been withheld by a distributor, ev3 will use its commercially reasonable efforts to cause such distributor to furnish to MTI the documents evidencing the payment of such taxes that are acceptable to the local taxing authority.

           (ix)          Records and Reports. ev3 will keep accurate records of its activities under this Agreement, at the time each operation is carried out, and in such a way that all significant activities or events are traceable, including a record of (i) each order received and accepted from a distributor; (ii) each invoice issued to and payment received from a distributor; (iii) a current account of all Distributor Receivables due and outstanding; (iv) each payment of Distributor Receivables made to MTI, and (v) records of each receipt and delivery (including loan and consignment devices), showing the date of receipt or delivery, name of the Product, quantity received or delivered.  Within 15 days of the end of each one-month period of this Agreement, ev3 will provide MTI with a report showing the distributor orders obtained for the Products, invoices issued to and payments received from distributors, and payments of Distributor Receivables remitted to MTI. For transactions between MTI and distributors and between distributors, records should ensure the traceability of the origin and destination of product, for example by use of batch numbers, so that all the suppliers and consignees can be identified. Such records will be clear and readily available, and shall be retained for a period of 10 years or expected lifetime of the Product unless indicated otherwise by MTI.

           (x)          Product Recalls (Distributor Territory).  In the event of a recall ordered or requested by any government agency, a court or by either party of any Product within the Distributor Territory, ev3 and MTI will discuss actions that will be taken with respect to distributors, customers and government authorities in implementing such recall, including in locating and retrieving recalled Products from customers.  The parties will agree on such actions prior to implementation of any Product recall.  In the event the parties cannot agree on such actions, MTI will be solely responsible for the implementation of such Product recall.  Any such recall of Products within the Distributor Territory, whether required or voluntary, will be at MTI’s cost and expense.  MTI will defend and indemnify ev3 against any loss, damage, liability or expense (including attorneys’ fees), other than loss of income from recalled Products,  that ev3 may suffer or incur as a result of or relating to any recall of the Products or any events leading to the recall of the Products. In the event of a Product Recall, the parties to this Agreement agree to a proportionate reduction in the Minimum Sales Requirement for the applicable period.

           (xi)          Product Complaints.  ev3 will promptly provide notice to MTI of the occurrence of any of the following within the Distributor Territory: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

           (xii)           ev3 agrees that at such time that ev3 assumes the management of an existing MTI distributor, it will not take any action that will cause MTI to be in breach of its agreement with such distributor.

             f.          Animal Lab Training and Proctorships.  ev3 will negotiate and complete contractual relationships in Europe for animal lab training and proctorships for customers in Europe upon MTI’s prior approval.  All costs relating to such animal lab training and proctorships will be paid by ev3.

4.          MTI’s Obligations.

             a.          Distribution Management Phase-In. MTI will use its best efforts to transition to ev3 the day-to-day management within the Distributor Territory in accordance with the staffing plan and strategy for distribution of the Products in the Distributor Territory agreed upon by the parties pursuant to the Original Agreement.  MTI will be solely responsible for any and all costs related to any termination of its distributors and any transition to ev3.

             b.          Promotional Materials.  MTI will provide ev3 with the quantity and quality of Promotional Materials in English as the parties deem reasonably sufficient for ev3 and its distributors to promote, solicit and obtain orders for the Products within the Direct Territory and Distributor Territory in accordance with the Marketing Plan.

             c.          Marketing Support.  MTI will provide marketing support necessary for ev3 to effectively market the Products within the Direct Territory and to manage the distribution of the Products within the Distributor Territory, including without limitation, marketing studies, marketing communications and attendance at trade shows.

             d.          Training.  MTI will provide, at ev3’s expense, with the participation of ev3, each ev3 sales employee who will sell MTI products hereunder with the training necessary, on an ongoing basis, for ev3 to market the Products within the Direct Territory.  ev3 will bear all travel and out-of-pocket expenses that such employees may incur in attending the training sessions.  MTI will provide, at ev3’s expense, with the participation of ev3, each distributor with the training necessary on an ongoing basis, as determined by ev3 and MTI, for such distributors to market the Products within the Distributor Territory.

             e.          Product Changes.  Except in the case of a Product recall or other emergency, MTI will provide ev3 three months’ notice of changes in Products or packaging, or advertising, sales or Promotional Materials relating to the Products or any significant development planned and improvements that may affect the marketing of the Products.

             f.          Support.  MTI will provide ev3, in the form and when reasonably required by ev3, access to MTI’s technical and marketing and sales personnel for advice, consultation and assistance in marketing, negotiation of sales of, and providing support for the Products within the Direct Territory and the Distributor Territory.  MTI may provide such support by telephone or other forms of communication or by on-site visits by ev3 employees or MTI, as the parties deem appropriate.  MTI will provide executive sales support as agreed to by the parties from time to time.

             g.          Leads.  MTI may generate and will refer to ev3 all leads for potential customers of the Products within the Direct Territory and the Distributor Territory.  To refer a lead, MTI will complete a Lead Referral form, to be established by the Review Committee, and remit it to ev3.  ev3 will follow-up on such leads according to the Marketing Plan.

             h.          Sales Strategy.  Through the Review Committee, MTI will participate in sales strategy sessions with ev3 International management.

             i.          Regulatory Oversight; Compliance with Laws.  MTI will provide ev3 with all information, data, materials and product samples as may be necessary to obtain the registrations, approvals or licenses that may be required to sell in the Direct Territory.  MTI will be solely responsible for all FDA/CE mark regulatory matters and all other regulatory matters (other than those required to import and sell the Products within the Direct Territory or Distributor Territory) including, securing any and all regulatory approvals, performing all clinical trials, and applying to register the MTI trademarks, patents or other intellectual property within the Direct Territory or the Distributor Territory.

             j.          Product Complaints.  MTI will promptly provide notice to ev3 of the occurrence of any of the following: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

5.          Orders and Delivery.

             a.          Orders.  ev3 will receive all orders for the Products from customers in the Direct Territory and distributors in the Distributor Territory. If MTI receives any orders from the Direct Territory or the Distributor Territory, MTI will direct such orders to ev3.

             b.          Order Processing and Acceptance.  MTI hereby delegates to ev3 full and binding authority to accept or reject any order for the Products. ev3 shall establish guidelines for order acceptance sufficient that orders falling within commercially reasonable parameters set by ev3 are accepted in the United States without delay. ev3 affiliates shall direct orders to ev3 for acceptance.  ev3 will provide MTI with summaries of each order received which will include (i) the identity and location of the customer and/or distributor, (ii) the type and quantity of the Products ordered and (iii) the requested shipment date.

             c.          Shipment.  ev3 will establish a shipment schedule for each order accepted.  ev3 will arrange for shipment of the Products in accordance with this schedule, subject to delays beyond ev3’s control.  ev3 will select the method of shipment for each order and obtain all licenses required to export the Products from the United States, if applicable.  MTI will provide sufficient inventory to meet anticipated orders to each warehouse location, as ev3 shall direct.

6.          Consideration.

             a.          Direct Territory Commission. MTI will pay to ev3 a fee in the amount of [*]% of actual revenues received from sales of Products (net of refunds, rebates etc. actually paid or allowed with respect to such sale) in the Direct Territory (the “Direct Territory Commission”).  The Direct Territory Commission will be paid to ev3 on the 15th of the month following the sale and is permitted to be netted against the payment from ev3 to MTI from collected Receivables.  This method of payment of the Direct Territory Commission does not in any way alter the ownership of the Receivables by MTI.

             b.          Distributor Territory Distributor Management Fee.  MTI will pay to ev3 a fee in the amount of 10% of actual revenues received from sales of Products to distributors (net of refunds, rebates etc. actually paid or allowed with respect to such sale) in the Distributor Territory (the “Distributor Management Fee”).  The Distributor Management Fee will be paid to ev3 from collected Distributor Receivables.  This method of payment of the Distributor Management Fee does not in any way alter the ownership of the Distributor Receivables by MTI.

             c.          Reimbursement of Commissions.  In the event a customer has not paid for Product purchased within one hundred twenty (120) days of shipment of such Product and MTI has paid ev3 the Direct Territory Commission or Distributor Management Fee for such sale, ev3 shall immediately refund such Direct Territory Commission or Distributor Management Fee for such sale.  In the event such customer later pays the amount so due to MTI, MTI shall pay the Direct Territory Commission or Distributor Management Fee, as applicable.

             d.          Reimbursable Expenses. ev3 will bill to customers and distributors as appropriate, any costs related to the shipment of the Products to such customers and distributors, including without limitation, freight, customs duties and related charges.  In the event ev3 is unable to charge or collect such shipment costs to or from a customer or distributor, MTI will reimburse ev3 within thirty (30) days of receipt of an invoice from ev3, for actual expenses incurred.  ev3 and MTI shall in good faith determine a reasonable method to allocate freight on multiple product/company shipments.

             e.          Employee Expenses.  ev3 shall be responsible for all expenses relating to the hiring and employment of its employees.

7.          Confidentiality.

             a.          Information.  Each party acknowledges that it may disclose certain confidential information (the “Information”) to the other party.  If either party discloses such Information to the other, the receiving party will (i) use at least the same degree of care to maintain the secrecy of such Information as the receiving party uses to maintain the secrecy of its own confidential information and (ii) use the Information only to accomplish the purposes of this Agreement.  The disclosing party will mark as “confidential” all tangible items supplied to the receiving party that contain Information of the disclosing party.  Within 20 days of any oral disclosures of Information, the disclosing party will provide the receiving party with a writing memorializing the Information disclosed and the date of disclosure.  The placement of copyright notices on such items will not constitute publication or otherwise impair their confidential nature.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

             b.          Disclosure.  Neither party will disclose the Information of the disclosing party to any person except those of the receiving party’s employees or agents that require access to accomplish the purposes of this Agreement and have been made aware of the confidentiality obligations herein.  If the receiving party learns of an actual or potential unauthorized use or disclosure of the disclosing party’s Information, the receiving party will promptly notify the disclosing party and, at the disclosing party’s request, provide the disclosing party with reasonable assistance to recover its Information and to prevent subsequent unauthorized uses or disclosures of such Information.  Each party acknowledges that (i) the unauthorized use or disclosure of any Information of the disclosing party will cause irreparable damage for which it will not have an adequate remedy at law and (ii) the disclosing party will be entitled to injunctive and other equitable relief in such cases.

             c.          Limitations.  Neither party will have any confidentiality obligation with respect to the confidential information of the disclosing party that (i) the receiving party independently knew or develops without using the Information of the disclosing party, (ii) the receiving party lawfully obtains from another person under no obligation of confidentiality or (iii) is or becomes publicly available other than as a result of an act or omission of the receiving party or any of its employees or agents.

8.          Ownership.

             All patents, copyrights, trademarks, trade secrets, regulatory approvals and other proprietary rights in or related to the Products are and will remain the exclusive property of MTI or its licensors, whether or not specifically recognized or perfected under applicable law.  During the term of this Agreement, ev3 may use MTI’s trademarks to promote the Products, provided that prior to publishing or disseminating any advertising or promotional material bearing MTI’s trademarks, ev3 will deliver a sample of such materials to MTI for prior approval.

9.          Representations and Warranties.

             a.          Existence and Authority.  Each party represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement.  The execution of this Agreement and the performance thereof have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any agreement to which such party is subject.

             b.          Products.  MTI represents and warrants that the Products will (i) conform to the written product specifications and (ii) comply with the requirements of any applicable law or regulation.

             c.          Intellectual Property.  MTI represents and warrants that it has all necessary ownership rights to market, sell and distribute the Products in the Direct Territory and the Distributor Territory, and that the manufacture, sale and use of the Products and any distribution of the Promotional Materials will not infringe any patents, copyrights, trademarks or other intellectual or proprietary rights of any third parties.

             d.          Disclaimer.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS AND REPRESENTATIONS WITH RESPECT TO THE PRODUCTS OR THE PROMOTIONAL MATERIALS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENT BY THE PARTIES OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

10.       Limitation of Liability.

             UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS,

WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION OF STOPPAGE OF WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE.

11.        Audit.

             During the term of this Agreement and for one year after its expiration or termination, MTI or its accountants may, upon 30 days’ prior notice to ev3, audit the accounting records of ev3 during the normal working hours to verify ev3’s compliance with the obligations under this Agreement; provided, however, that MTI will not be entitled to conduct such audit more that once per year.

12.        Indemnity.

             Except for liabilities caused by acts of ev3 which are outside the scope of its authority under this Agreement or which are performed with gross negligence, MTI will indemnify, defend and hold harmless ev3 from and against any and all liabilities, losses, suits, claims, damages and expenses (including attorneys’ fees and costs) based on claims arising out of or relating to (i) the manufacture, use, distribution, promotion or sale of the Products or (ii) the infringement by ev3 of any patent, copyright, trademark or other intellectual property rights of any third parties with respect to the Products or Promotional Materials.  ev3 will (i) notify MTI promptly of any such actual or potential claim; (ii) allow MTI to control the defense of the claim; (iii) cooperate in the defense of such claim and (iv) not settle such claim without MTI’s consent.

13.        Term and Termination.

             a.          Term.  This Agreement will become effective on the Effective Date and continue in effect until November 16, 2006, unless earlier terminated pursuant to paragraph 13(b).  This Agreement will automatically renew for subsequent 2 year periods unless either party provides the other party written notice 180 days prior to the expiration of the initial term or any renewal term of its intention not to renew.

             b.          Termination for Cause.  Either party may terminate this Agreement, without judicial or administrative notice or resolution, immediately upon notice to the other party, if:

          (i)          the other party or any of its employees breaches any material obligation under this Agreement and such party fails to cure the breach within thirty days after receipt of written notice thereof.  Failure by MTI to deliver Products in accordance with the schedule set forth in the forecast for more than three months during any one year period will be considered breach of a material obligation;

           (ii)          either party ceases to conduct business in the normal course, is declared insolvent, undergoes any procedure for the suspension of payment, makes a general assignment for the benefit of creditors or a petition for bankruptcy, reorganization, dissolution or liquidation is filed by or against it; or

           (iii)          the direct or indirect ownership or control of the other party changes as follows:  MTI may only exercise its right of termination under this Section in the event that Warburg Pincus (together with its affiliates) ceases to own or control at least 20% of ev3.  ev3 may only exercise it’s right of termination under this Section if a third party gains control of MTI from, or subsequent to, Warburg Pincus (together with its affiliates).  Control of MTI will be deemed to have changed to a third party if that party acquires control over more shares of MTI than Warburg Pincus controls at that point in time.  For purposes of this Section, an initial public offering of a party will not be considered to create a right of termination under this Agreement.

             c.          Termination for Failure to Meet Minimum Sales.  MTI may terminate this Agreement, upon written notice to ev3 within 30 days following the conclusion of a fiscal year in the event ev3 fails to meet the Minimum Sales for the Direct Territory, unless, within 10 days of receipt of such termination notice, ev3 provides written notice to MTI of its intent to cure.  If such notice is provided, the Agreement will not terminate if, within 180 days, ev3 cures such failure for that fiscal year and becomes current with respect to sales in the then-current year.

             d.          Termination for MTI Change of Control.  In the event of a change of control of MTI, MTI may terminate this Agreement, upon 90 days’ written notice to ev3 within 30 days of such change of control of MTI.

             e.          Consequences of Termination.  Upon expiration or termination of this Agreement for any reason the parties will comply with the following termination obligations:

           (i)          MTI will pay all due and outstanding amounts, as well as any amount that has not become due, the due date of which will be automatically accelerated to the date of expiration or termination of this Agreement.

(ii) ev3 will, at MTI’s option, destroy or deliver to MTI or its designees all Promotional Materials within ev3’s possession or control.

             f.          Survival.  The provisions of Sections 3(c)(viii), 3(c)(ix), 3(d), 3(e)(viii), 3(e)(ix), 6-8, 10, 11, 12, 13(e), 14-22 will survive the expiration or termination of this Agreement.”

14.      Insurance.

          MTI will maintain product liability insurance in an amount sufficient to cover complete cost of product liability, regulatory and intellectual property liability with an insurance company rated at least A+3 by Best’s rating guide.  ev3 will be named as an additional insured on such insurance policies.  ev3 will maintain insurance in an amount sufficient to cover any ev3 warehousing facilities and to cover wrongful acts by ev3 in the distribution, sale and promotion of the Products.

15.     U.S. Export Restrictions.

          ev3 acknowledges that the Products and related information, documents and materials may be subject to export controls under U.S. Export Administration Regulations.  ev3 will (i) comply with all legal requirements established under these controls, (ii) cooperate with MTI in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer any such item or direct products thereof to any country to which such transfer is prohibited by such export controls, unless ev3 has obtained the prior written authorization of MTI and the U.S. Department of Commerce.

16.     Force Majeure.

          Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties or transportation stoppages.  These causes will not excuse either party from paying amounts due to the other through any available lawful means acceptable to the other party.

17.      Notices.

          Any notice required or permitted under this Agreement shall be in writing and either mailed by nationally recognized overnight courier, registered or certified mail, return receipt requested, or by express delivery service to the other party.  All notices shall be sent to the attention of the Chief Executive Officer of such other party at the address set forth in the first paragraph of this Agreement or at such other addresses or to such other persons as such party may previously have designated by written notice.  Notice will be deemed to have been given upon receipt.

18.      Assignment.

          Except as otherwise provided, neither party may assign, delegate, subcontract or otherwise transfer this Agreement or any of its rights or obligations without the other party’s prior approval, which approval will not be unreasonably withheld.  Either party may assign this Agreement or any of its rights or obligations, upon notice to the other party, to (i) a related company or to an unrelated party pursuant to a sale, merger or other consolidation, or (ii) a subsidiary provided that the assigning party execute a guarantee covering the subsidiary’s obligations after such assignment.

19.      Waiver, Amendment, Modification.

          Except as otherwise provided, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

20.     Severability.

          If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions.

21.     Governing Law.

          This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its conflict of laws principles.  Any claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be brought in, and the parties hereby consent to the jurisdiction of, the state or federal courts sitting in Minneapolis, Minnesota.

22.     Entire Agreement.

          This Agreement and its Exhibits constitute the complete and entire statement of all terms, conditions and representations of the agreement between MTI and ev3 with respect to its subject matter and supersedes all prior writings or understandings.

          IN WITNESS WHEREOF, MTI and ev3 cause this Agreement to be executed by their duly authorized representatives identified below.

MICRO THERAPEUTICS, INC.		ev3 INTERNATIONAL, INC.
(“MTI”)		(“ev3”)

By:	/s/ Tom Wilder	By:	/s/ Paul Buckman

Name:	Tom Wilder	Name:	Paul Buckman

Title:	President & CEO	Title:	President